UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 11, 2006 (September 5, 2006)

Inhibitex, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-50772	74-2708737

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employee Identification No.)

9005 Westside Parkway Alpharetta, GA		30004

(Address of Principal Executive Offices)		(Zip Code)
(678) 746-1100

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On September 5, 2006, the compensation committee of the board of directors of Inhibitex, Inc. (the “Company”) approved the reallocation of approximately 140,000 restricted shares and $129,000 among key employees of the Company, which represent amounts that were previously approved and granted to certain employees under a retention/incentive program adopted in April 2006 but which were forfeited when those employees terminated their employment with the Company. Pursuant to this reallocation, additional incentives were granted to the named executive officers of the Company as follows:

	Restricted
	Shares	Cash
William D. Johnston, Ph.D. President and Chief Executive Officer	34,422	$27,875
Joseph M. Patti, Ph.D. Vice President Research and Development and Chief Scientific Officer	22,869	$19,125
Russell H. Plumb Vice President of Finance and Administration and Chief Financial Officer	22,869	$19,125
David M. Wonnacott, Ph.D. Vice President of Quality and Regulatory Affairs	22,916	$19,000
The restricted shares will be issued pursuant to the company’s amended and restated 2004 Stock Incentive Plan (the “Plan”). The restricted shares and the cash incentives vest in two equal annual installment beginning April 25, 2007, subject to earlier vesting upon a change in control as provided in the Plan.
In addition, an amendment was made to 579,079 issued and outstanding stock options whereby the period during which these stock options may be exercised upon termination of employment of the executives named below could, under certain circumstances, be extended for the greater of (i) the remaining life of the option and (ii) 36 months after termination of employment:

Option Shares
William D. Johnston, Ph.D. President and Chief Executive Officer	307,102
Joseph M. Patti, Ph.D. Vice President Research and Development and Chief Scientific Officer	161,051
Russell H. Plumb Vice President of Finance and Administration and Chief Financial Officer	110,926

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Inhibitex, Inc. (Registrant)
Date: September 11, 2006	By:	/s/ Russell H. Plumb
Russell H. Plumb,
Vice President/Chief Financial Officer